                          AGREEMENT AND PLAN OF MERGER

                         DATED AS OF FEBRUARY 26, 1996




                                     AMONG


                               MICROGRAFX, INC.,
                       VISUAL SOFTWARE ACQUISITION, INC.


                                      AND


                             VISUAL SOFTWARE, INC.

                          AGREEMENT AND PLAN OF MERGER


SECTION                                                                                                            PAGE NO.
- -------                                                                                                            --------
1.       Transactions on or Prior to the Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.1     The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.2     Conversion of Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.3     Escrow Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         1.4     Shareholders' Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

2.       Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

3.       Representations and Warranties of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         3.1     Organization and Qualification; Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         3.2     Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         3.3     Financial Condition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         3.4     Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         3.5     Litigation and Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         3.6     Properties and Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.7     Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.8     Contracts and Other Instruments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.9     Labor and Employment Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.10    Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.11    Officers, Directors and Employees; Compensation of
                 and Indebtedness to and from Officers, Directors,
                 Stockholders and Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.12    Agreement Not in Breach of Certain Instruments . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.13    Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         3.14    Accounts and Notes Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         3.15    Inventories  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         3.16    No Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         3.17    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         3.18    Brokerage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         3.19    Authorization of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         3.20    Bank Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

4.       Representations and Warranties of the Acquiror . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.1     Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.2     Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.3     Brokerage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.4     Issuance of Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.5     No Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.6     Acquiror Disclosure Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18



5.       Covenants and Agreements of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.1     Articles of Incorporation and Bylaws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.2     Corporate Existence and Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.3     Transactions Affecting Business and Properties of the Company  . . . . . . . . . . . . . . . . . . .  19
         5.4     Negotiations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.5     Access and Information Before the Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.6     Current Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.7     Corporate Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.8     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.9     Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.10    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.11    Termination of Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.12    Agreements of Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.13    Employment Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.14    Fairness Clearance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         5.15    No Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         5.16    Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         5.17    Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         5.18    Visual Worlds Development  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

6.       Covenants and Agreements of the Acquiror . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.1     Current Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.2     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.3     Employment Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.4     Sales Under Rule 145 if Applicable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.5     Listing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         6.6     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         6.7     Splits, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         6.8     Repayment of Certain Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         6.9     Visual Worlds Development  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

7.       Conditions to Obligations of the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         7.1     Correctness of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         7.2     Performance of Covenants and Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         7.3     Opinion of Counsel for Acquiror  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         7.4     Additional Closing Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         7.5     No Legal Bar . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         7.6     Approval by the Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         7.7     Listing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         7.8     Fairness Clearance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

8.       Conditions to Obligations of Acquiror  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         8.1     Correctness of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         8.2     Performance of Covenants and Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         8.3     Opinion of Counsel for the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26



         8.4     Additional Closing Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         8.5     No Legal Bar . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         8.6     Material Adverse Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         8.7     Third-Party Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         8.8     Approval by the Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         8.9     Listing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         8.10    Dissenters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         8.11    Fairness Clearance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         8.12    Pooling Letter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         8.13    Affiliate Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

9.       Escrow Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         9.1     Escrow . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         9.2     Escrow Fund  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         9.4     Protection of Escrow Fund  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         9.5     Distributions; Voting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         9.6     Claims Upon Escrow Fund  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         9.7     Objections to Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         9.8     Resolution of Conflicts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         9.9     Distribution upon Termination of Escrow Period . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         9.10    Committee; Power of Attorney . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         9.11    Actions of the Committee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         9.12    Escrow Agent's Duties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

10.      Termination of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         10.1    Events of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         10.2    Breakup Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

11.      Miscellaneous Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         11.1    Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         11.2    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         11.3    Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         11.4    Amendments and Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         11.6    Attorneys' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         11.7    Binding Nature of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         11.8    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         11.9    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         11.10  Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         11.11  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         11.12  Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         11.13  Section Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         11.14  Knowledge . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         11.15  Indemnification of Doug Richard and
                   Girwood Finance Corporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37


                                    EXHIBITS

A -     List of Shares and Percentage Interest
B -     Form of Irrevocable Proxy
C-1  -  Employment Agreement of Douglas Richard
C-2  -  Employment Agreement of John Halloran
C-3  -  Employment Agreement of Frank Wuts
C-4  -  Employment Agreement of Matt Staker
D -     Opinion of Counsel for the Acquiror
E-1  -  Opinion of Counsel for the Company
E-2     Opinion of Special California Counsel for the Company
F -     Required Third-party Consents and Approvals
G -     Escrow Agreement
H -     Agreement of Affiliate


                                   SCHEDULES

1.2(g)           Treatment of Options
3.1(a)           Organization and Qualification
3.1(b)           Subsidiaries
3.2(b)           Stock Rights
3.3              Financial Condition
3.3(c)           Material Changes
3.4              Tax Matters
3.6(b)           Mortgages, Liens, Encumbrances, Etc., on Assets
3.6(e)           Description of Leased Real Property
3.6(f)           Intangible Personal Property
3.7              Insurance Summary
3.8(a)           Contracts and Other Instruments
3.8(b)           Defaults under Contracts; Consents
3.8(c)           Proposals and Claims
3.9(a)           Labor and Employment Agreements
3.9(b)           Employment Agreements
3.10             Employee Benefit Plans
3.11(a)          Officers, Directors and Employees; Compensation
3.11(b)          Indebtedness to and from Officers, Directors and Employees
3.15             Inventories
3.16             Liabilities not Reflected or Reserved Against on Balance Sheet
3.17             Disclosures
3.18             Brokerage
3.19             Ownership of Shares
3.20             Bank Accounts
5.12             Affiliates
6.8              Debt Repayments by Acquiror

                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made as of February 26, 1996, by and among Micrografx, Inc., a Texas corporation (the "Acquiror"), Visual Software Acquisition, Inc., a Delaware corporation ("Acquisition"), and Visual Software, Inc., a California corporation (the "Company").


                                R E C I T A L S


         A. Acquiror and the Company desire to cause the Company to merge with and into Acquisition in accordance with a certificate of merger and a certificate of approval of merger, pursuant to the Delaware General Corporation Law (the "DGCL") and the California Corporations Code (the "CCC"), respectively, and upon the terms and conditions of this Agreement.

         B. For reference, "Percentage Interest" of any of the Company's stockholders (the "Stockholders") means with respect to the shares of common stock, no par value per share, of the Company (the "Shares") issued and outstanding at the Effective Time, a number, expressed as a percentage, obtained by dividing the number of Shares owned by such Stockholder immediately prior to the Effective Time, by the aggregate number of Shares issued and outstanding. The Percentage Interest for each Stockholder is set forth in EXHIBIT A attached hereto.


                                   AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and agreements contained herein, the parties agree as follows:

         1.      TRANSACTIONS ON OR PRIOR TO THE CLOSING DATE.

                 1.1      THE MERGER.

                 (A) Subject to the terms and provisions of this Agreement, and in accordance with the DGCL and the CCC, at the Effective Time (as defined in SECTION 1.1(E)), the Company shall be merged with and into Acquisition (the "Merger"). Acquisition shall be the surviving corporation of the Merger (sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware. At the Effective Time, the separate corporate existence of the Company shall cease.

                 (B) At the Effective Time, the Merger shall have the effects provided for in this Agreement and in the DGCL and the CCC.

                 (C) In connection with the filing of the Certificates (as defined in SECTION 1.1(E)), the Certificate of Incorporation and Bylaws of Acquisition as respectively existing immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation, unless and until amended in the manner provided by law; provided, however, that immediately upon the Effective Time, Article 1 of the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as follows: "The name of the corporation is Visual Software, Inc."

                 (D) The board of directors, the committees and members of the board, and the officers of Acquisition serving immediately prior to the Effective Time shall be the board of directors of the Surviving Corporation, and the committees and members of the board and the officers of the Surviving Corporation.

                 (E) As soon as practicable following the satisfaction or waiver of all conditions to the Merger, the parties to this Agreement shall effect the Merger by filing with the Secretary of State of Delaware a properly executed certificate of merger and with the Secretary of State of the State of California a properly executed certificate of approval of merger (together with the Delaware certificate of merger, the "Certificates"). The date and time at which the Merger shall become effective is herein referred to as the "Effective Time."

                 (F) If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (i) to vest, perfect or confirm of record or otherwise, in the Surviving Corporation, title to and possession of any property or right to Acquisition or the Company, as the case may be, acquired or to be acquired by reason of, or as a result of, the Merger, or (ii) otherwise to carry out the purposes of this Agreement, each of Acquisition and the Company and its respective proper officers and directors shall be deemed to have granted hereby to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to, and the possession of such property or rights in, the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are hereby fully authorized in the name of Acquisition or the Company or otherwise to take any and all such action.

                 1.2      CONVERSION OF STOCK.

                 (A) MERGER CONSIDERATION. At the Effective Time, by virtue of the Merger and without any action on the part of the Stockholders, each one of the Shares outstanding as of the Effective Time (except for Dissenting Shares (as defined in SECTION 1.2(E)) shall, subject to SECTION 1.3 and SECTION 10.1(D) hereof, be converted into the right to receive such fraction of a share of common stock, par value $.01 per share (the "Common Stock"), of the Acquiror as is equal to the decimal fraction determined by dividing 808,267 (such number being referred to herein as the "Acquiror Share Number") by the number of Shares outstanding as of the Effective Time (the "Conversion Ratio"); provided that no scrip or fractional shares of Common Stock shall be issued in the Merger, but rather the total number of shares to be received by each

Stockholder pursuant to this SECTION 1.2(A) shall be rounded up to the next whole number of shares (the "Merger Consideration"). Upon the surrender by a Stockholder, other than a Dissenting Stockholder (as defined in SECTION 1.2(E)), to the Exchange Agent (as defined in SECTION 1.2(F)) of the certificates representing such Stockholder's Shares in accordance with SECTION 1.2(F), the Acquiror shall deliver to each such Stockholder certificates representing the number of shares calculated by subtracting (i) such Stockholder's pro rata portion (based upon such Stockholder's Percentage Interest) of the Escrow Shares (as defined in SECTION 1.3) from (ii) such Stockholder's pro rata portion (based upon such Stockholder's Percentage Interest) of the Merger Consideration.

                 (B) CONVERSION OF ACQUISITION COMMON STOCK. At the Effective Time, by virtue of the Merger, and without any action on the part of the holders thereof, each share of Acquisition's common stock outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

                 (C) CANCELLATION OF SHARES. The Merger Consideration for which the Shares shall have been converted pursuant to this SECTION 1 shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. At the Effective Time, the Shares, and all treasury shares of the Company shall be, by virtue of the Merger and without any action on the part of the holders thereof, cancelled.

                 (D) NO FURTHER TRANSFERS. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Company of the shares of the Company that were outstanding immediately prior to the Effective Time and that are to be converted into the right to receive the Merger Consideration, as provided in this SECTION 1.2.

                 (E)      DISSENTING SHARES.

                          (i)  Notwithstanding anything in this Agreement to
the contrary, any shares of the Company's common stock outstanding immediately prior to the Effective Time and which are held by stockholders who object to the Merger and comply with all of the relevant provisions of the CCC ("Dissenting Shares") shall not be converted into or represent a right to receive Common Stock hereunder or pursuant to the Certificates, but instead shall be entitled to receive payment of the appraised value of such shares in accordance with the provisions of the CCC, unless and until the holder thereof shall have failed to perfect, or shall have effectively withdrawn or lost, his or her rights to appraisal and payment under the CCC. The Company shall give Acquiror prompt notice upon receipt by the Company of any written objection to the plan of merger set forth herein (any stockholder duly making such objection being hereinafter called a "Dissenting Stockholder"). The Company agrees that prior to the Effective Time, it will not, without the prior written consent of Acquiror, voluntarily make or agree to make any payment with respect to, or settle or offer to settle, any such objection.

                          (ii)    Each Dissenting Stockholder who becomes
entitled, pursuant to the provisions of the CCC, to payment for his Dissenting Shares shall receive payment therefor after the Effective Time from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to such provisions) and such shares shall be cancelled.

                 (F) EXCHANGE OF CERTIFICATES. Promptly after the Effective Time, Acquiror shall cause KeyCorp Shareholder Services, Inc. (the "Exchange Agent") to mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented outstanding shares of the Company's common stock, a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon proper delivery of the certificates to the Exchange Agent) and instructions for use in effecting the surrender of the certificate. Upon surrender to the Exchange Agent of such certificates, together with such letter of transmittal duly executed, each holder of such certificates formerly representing shares of the Company's common stock shall be entitled to receive in exchange therefor a certificate representing the difference between (i) the whole number of shares of Common Stock into which such shares of the Company's common stock shall have been converted as set forth in SECTION 1.2(A) hereof and (ii) such holder's pro rata portion of the Escrow Shares (as herein defined), and such certificates formerly representing Shares shall then be cancelled. Until so surrendered, each certificate (other than certificates for Dissenting Shares) which prior to the Merger represented shares of the Company's common stock shall be deemed, for all purposes, and without any further act or deed on the part of the holder thereof, to evidence ownership of the whole number of shares of Common Stock which the holder thereof would be entitled to receive upon its surrender to the Exchange Agent; provided, however, that no dividends with respect to said shares of Common Stock shall be paid until such holder shall surrender such certificate, at which time there shall be paid to the record holder of the certificates issued in exchange therefor the amount of the dividends, without interest, which have theretofore become payable with respect to the shares of Common Stock represented thereby.

                 (G) OPTIONS. Acquiror is not assuming the Company's rights and obligations under any outstanding stock options granted by the Company that are outstanding immediately prior to the Effective Time (each such stock option existing immediately prior to the Effective Time being hereinafter called an "Existing Stock Option"). Between the date hereof and the Effective Time, the Company shall take such steps as necessary such that none of the Existing Stock Options are exercised prior to the Effective Time. In lieu of such exercise, all Existing Stock Options shall be, at the Effective Time and without any other action of any party, cancelled and, in consideration for the cancellation of such Existing Stock Options, Acquiror shall issue to each holder of an Existing Stock Option, promptly following the Effective Time, a number of shares of Common Stock equal to the number of "MGX Shares" calculated in accordance with the "General Formula" specified in SCHEDULE 1.2(G) hereto; provided, however, that no scrip or fractional shares of Common Stock shall be issued pursuant to this SECTION 1.2(G), but rather the total number of shares of Common Stock to be received by each holder of Existing Stock Options shall be rounded up to the next whole number of shares. Prior to the Effective Time, the Company shall cause to be executed and delivered to Acquiror a written agreement, in form and substance reasonable satisfactory to Acquiror, pursuant to which each holder of an Existing Stock Option agrees to such treatment.

                 1.3 ESCROW SHARES. An aggregate of 10% of the shares of Common Stock comprising the Merger Consideration allocable to the Stockholders other than Dissenting Stockholders shall be held in escrow pursuant to the terms of SECTION 9 hereof (the "Escrow Shares").

                 1.4 SHAREHOLDERS' MEETING. The Company, acting through its board of directors, shall duly call, give notice of, convene and hold a special meeting (the "Special Meeting") of its shareholders as soon as practicable (and in any event before the date this Agreement may be terminated under SECTION 10.1(C) hereof) for the purpose of considering and taking action upon this Agreement and the Merger. In lieu of holding the Special Meeting, the board of directors of the Company may authorize the Stockholders to act by unanimous consent pursuant to the CCC, and the Stockholders may so act if permitted by the CCC. The unanimous consent, if any, signed by all of the Stockholders as contemplated by the preceding sentence of this SECTION 1.4 is referred to herein as the "Unanimous Consent." Prior to execution of this Agreement, the Company shall have delivered to Acquisition an irrevocable proxy agreement (the "Proxy Agreement"), substantially in the form of EXHIBIT B attached hereto, executed by Stockholders holding a sufficient number of Shares to approve the Merger and this Agreement under the CCC and the Company's Articles of Incorporation.

         2.      CLOSING.

                 (A) Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Jenkens & Gilchrist, a Professional Corporation, 1445 Ross Avenue, Suite 3200, Dallas, Texas 75202, on the third business day after the later of (i)(A) the receipt of the Fairness Clearance (as herein defined) and (B) the date of the Special Meeting referred to in SECTION 1.4 or the execution by the Stockholders of the Unanimous Consent, and (ii) the satisfaction or waiver of all other conditions to the obligations of the parties hereto, whichever shall last occurs, or such other time and place as the parties may otherwise agree (the date thereof being the "Closing Date").

                 (B) Immediately following the Closing, the Company and Acquisition shall execute and deliver to the Secretary of State of Delaware and the Secretary of State of California the Certificates, as required by the DGCL and the CCC, respectively, and the parties shall take such other and further action as may be required by law to make the Merger effective.

         3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Acquisition and Acquiror as follows:

                 3.1      ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

                 (a) The Company is duly organized and validly existing as a corporation in good standing under the laws of California, with the corporate power to own, lease and operate its properties and assets and to carry on its business in the manner in which such business is now being conducted. The Company is duly qualified to transact business, and is in good standing, as a foreign corporation in each jurisdiction in the United States where the character of its activities requires such qualification, and each such jurisdiction of qualification is listed in SCHEDULE 3.1(A) hereto. True and complete copies of the Articles of Incorporation, or other charter documents, and Bylaws of the Company in effect on the date hereof have been delivered to Acquiror in SCHEDULE 3.1(A).

                 (b) Each corporation, of which, directly or indirectly, a majority of all outstanding shares of capital stock the holders of which are ordinarily and generally entitled to vote for the election of a majority of the members of the board of directors thereof and which are owned by the Company (individually, a "Subsidiary," and collectively, the Subsidiaries), is set forth on SCHEDULE 3.1(B) hereto. Except as described in SCHEDULE 3.1(B), all of the outstanding shares of capital stock and other ownership interests of the Subsidiaries are owned, directly or indirectly, by the Company, and are duly and validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of, and are not subject to, preemptive rights. None of the shares or other ownership interests of the Subsidiaries owned or held by the Company, directly or indirectly, is subject to any mortgage, pledge, lien, security interest, encumbrance, restriction, charge or claim of any kind. Except as disclosed in SCHEDULE 3.1(B) hereto, no Subsidiary has outstanding any shares of capital stock or other ownership interests or any securities convertible into or exchangeable or exercisable for any shares of its capital stock or other ownership interests, nor are there outstanding any options, warrants, rights, calls, contracts, commitments, understandings, arrangements or claims of any character by which the Company or any of its Subsidiaries is or may become bound to issue, transfer or sell, repurchase or otherwise acquire or retire any shares of capital stock or other ownership interests of any Subsidiary or any securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any such shares or ownership interests. Each of the Subsidiaries is duly organized and validly existing as a corporation in good standing under the laws of its respective jurisdiction of incorporation, each with the corporate power to own, lease and operate its respective properties and assets and to carry on its respective business in the manner in which such business is now being conducted. Each Subsidiary is duly qualified to transact business, and each is in good standing, as a foreign corporation in each jurisdiction where the character of such Subsidiary's activities requires such qualification, and each such jurisdiction of qualification for such Subsidiary is listed in SCHEDULE 3.1(B) hereto.

                 3.2      CAPITALIZATION.

                 (A) EXHIBIT A attached hereto sets forth the authorized capitalization of the Company, the number of Shares outstanding of the Company, and the names of and the number of Shares owned by each of the Stockholders of record as of the date hereof. No person or entity, other than as shown on such EXHIBIT A, owns of record any of the outstanding shares of capital stock of the Company. At the Effective Time, all of the outstanding Shares of the Company will be owned of record by the Stockholders, as set forth in EXHIBIT A hereto, which will comprise all of the issued and outstanding capital stock of the Company. All of the Shares are and will be validly issued and outstanding, fully paid and nonassessable. The outstanding Shares are not subject to and were not issued in violation of any preemptive rights. Each Share was issued in conformity with applicable law and neither any party to whom such Shares were issued nor any person claiming through any such party has any claim against the Company in respect of any such issuance. Except for the Proxy Agreement, there are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the capital stock of the Company. The Company is not party to or bound by any shareholder's agreement, except for such shareholders' agreements as will be terminated at or prior to the Effective Time.

                 (B) Except as set forth in SCHEDULE 3.2(B), there are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments ("Stock Rights") obligating the Company to issue or to transfer from the treasury any additional shares of capital stock or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any shares of capital stock of the Company, and no unissued shares of stock are subject to any preemptive rights. Except as set forth in SCHEDULE 3.2(B), there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of or other ownership interest in the Company. Prior to the Effective Time, none of the holders of such Stock Rights will have exercised such Stock Rights, and such holders shall have agreed to the treatment accorded to such Stock Rights set forth in SECTION 1.2(G).

                 3.3      FINANCIAL CONDITION.

                 (A) The Company has furnished to the Acquiror: (a) its consolidated financial statements for the fiscal year ended June 30, 1995 consisting of a balance sheet as of June 30, 1995, and the related statement of operations, statement of cash flows and statement of stockholders' equity for the fiscal year ended June 30, 1995 (collectively the "Audited Financial Statements"), all as audited by Roth, Bookstein & Zaslow (the "Auditors"); and
(b) its unaudited financial statements for the 7-month period ending January 31, 1996, consisting of unaudited balance sheet as of January 31, 1996 and the related statement of operations, statement of cash flows and statement of stockholder equity for such 7-month period (the "Unaudited Financial Statements"). The Audited Financial Statements and Unaudited Financial Statements are referred to collectively as the "Financial Statements."

                 (B) The Financial Statements: (i) have been prepared in accordance with the books and records of the Company; (ii) have been prepared in accordance with generally accepted accounting principles consistently applied ("GAAP") throughout the periods covered and subject, in the case of the Unaudited Financial Statements, to (A) normal year-end audit adjustments relating to income taxes that may result from the audit of such Unaudited Financial Statements by the Auditors and (B) the absence of detailed notes customary for GAAP financial statements; (iii) reflect and provide adequate reserves and disclosures with respect to all liabilities of the Company, including all contingent liabilities, as of their respective dates to the extent required by GAAP; and (iv) present fairly the financial position and results of operations of the Company at and for the fiscal periods ended on such dates (subject to, in the case of the Unaudited Financial Statements, normal year-end audit adjustments that may result from the audit of such Unaudited Financial Statements by the Auditors).

                 (C) Except (x) for the transactions at the Closing specifically provided for in this Agreement, (y) as set forth on SCHEDULE 3.3(C), and (z) as set forth in the Unaudited Financial Statements, since the date of the Audited Financial Statements, there has not been:

                      (I) any declaration, setting aside for, or payment of, a dividend or any distribution of assets of any kind whatsoever by the Company or any Subsidiary, including any distribution in redemption of, or as the purchase price for, any capital stock, or in discharge or cancellation, in whole or in part, of any indebtedness, whether in payment of principal, interest or otherwise, owing to the Stockholders;

                     (II) any increase in the salary or other compensation payable or to become payable to any officer, director or employee of the Company or any Subsidiary, or the declaration, payment, commitment or obligation of any kind for the payment of a bonus or other additional salary compensation or benefit, other than normal cost-of-living and normal merit increases totalling not more than 5% per annum in the ordinary course of business consistent with past practice to employees and other than as previously disclosed to the Acquiror in writing;

                    (III) any entry into any agreement, commitment or transaction by the Company or any Subsidiary not in the ordinary and usual course of business;

                     (IV) any Material Adverse Effect (as hereinafter defined);

                      (V) any damage, destruction or loss, whether or not covered by insurance, having a Material Adverse Effect;

                     (VI) any material alteration in the manner in which the Company or any Subsidiary keeps its books, accounts or records or in the accounting methods, principles or practices therein reflected;

                    (VII) except for borrowings in the ordinary and usual course of business consistent with past practices (including borrowings to pay payables), the incurrence or issuance of any indebtedness for borrowed money or any commitment to borrow money or any guaranty, direct or indirect, of indebtedness of others, or any prepayment of long-term debt;

                   (VIII) a termination or, to the knowledge of the Company, a threatened termination, or a substantial modification of the relationship of the Company or any Subsidiary with a customer or supplier or the occurrence of any event affecting any product or process used by the Company or any Subsidiary having, in any such case or in the aggregate, a Material Adverse Effect;

                      (IX) any acquisition or lease of or commitment to acquire or lease any realty, or any item of personal property in excess of $5,000, other than inventory in the ordinary course of business;

                       (X) any change in the Articles of Incorporation or other charter document or in the Bylaws or other governing documents of the Company or any Subsidiary, or in the authorized, issued or outstanding capital stock of the Company or any Subsidiary; or

                      (XI) any change in the operations, business or manner of conducting the business of the Company or any Subsidiary, other than changes in the ordinary and usual course of business consistent with past practice, none of which, individually or in the aggregate, has had or is expected to have a Material Adverse Effect.

As used in this Agreement, "Material Adverse Effect" means any change which would have a material adverse effect on the Company's results of operations or financial position taken as a whole.

                 3.4 TAX MATTERS. Within the times (including extensions) and in the manner prescribed by law, the Company and each of the Subsidiaries have filed all federal, state, local and foreign returns for Taxes (as defined below) ("Returns") required to be filed in any jurisdiction (including, without limitation, informational returns) and such Returns are complete, true and correct in all material respects; all Returns filed by the Company and the Subsidiaries complied in all material respects with the tax laws, rules and regulations, as presently interpreted, applicable to such Returns; neither the Company nor any Subsidiary has waived or extended any statute of limitations relating to the assessment of any federal, state, county, local or foreign income, franchise or other taxes ("Taxes"); and except as set forth in SCHEDULE 3.4, no audit or examination of any of the Returns of the Company or any Subsidiary is currently in progress or threatened or has occurred in the past. All Taxes required to be paid pursuant to such Returns have been paid on or before their respective due dates.

                 3.5      LITIGATION AND CLAIMS.

                 (A) LITIGATION PENDING OR THREATENED. There is no action, suit, arbitration proceeding, including any grievance proceeding, or investigation pending or, to the knowledge of the Company, threatened, before any court, tribunal, panel, master or governmental agency, authority or body in which the Company or any Subsidiary is a party or to which their respective businesses or properties are subject, except for such actions, suits, arbitration proceedings or investigations as could reasonably be expected not to have a Material Adverse Effect; nor is the Company or any Subsidiary, or any officer or employee of the Company or any Subsidiary, enjoined from any action or subject to any continuing restriction that may have a Material Adverse Effect.

                 (B) VIOLATION OF LAW. Neither the Company nor any Subsidiary is in violation of any provision of any law, decree, order or regulation applicable to the Company or the Subsidiaries or their respective businesses or properties, except for such violations as would not singularly or in the aggregate have a Material Adverse Effect. To the Company's knowledge, the Company and the Subsidiaries have all federal, state, local and foreign licenses, permits and other governmental authorizations required in the conduct of their businesses and the operation of their properties; and other than the approval of the Merger and this Agreement by the Stockholders (as contemplated by SECTION 1.4), any required blue sky filings, the filing of the Certificates, and the approval of the Securities Division of the California Department of Corporations contemplated by SECTION 5.14 hereof (the "Fairness Clearance"), no consent of any governmental agency or body issuing any of such permits, licenses or other governmental authorizations, or otherwise having jurisdiction over the Company, any Subsidiary, or their businesses, properties or operations, is required in order to permit the execution, delivery or performance of this Agreement by the Company, the consummation of the transactions contemplated hereby by the Company or the sale, transfer and delivery of the Shares or, to the Company's knowledge, the continuation of the Company's and each Subsidiaries' business and operations after the Closing. Neither the Company nor any Subsidiary is a party to any consent decree issued by any governmental agency, authority or body.

                 (C) UNLAWFUL PRACTICES. None of the Company or any Subsidiary or, to the knowledge of the Company, any Stockholder or any officer, employee or agent of the Company or any Subsidiary or any person acting on their behalf has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, competitor or governmental employee or official or has engaged in any other practice or received or retained any such gift or similar benefit, that (i) in any case would subject the Company or any Subsidiary to (A) any damage or penalty in any criminal litigation or proceeding or (B) any material damage or penalty in any civil or governmental litigation or preceding or (ii) would be grounds for termination or modification of any material contract, license or other instrument to which the Company is a party.

                 3.6      PROPERTIES AND ASSETS.

                 (A) The Company and/or the Subsidiaries own or otherwise have the right to use all of the properties and assets, tangible and intangible, now used in and material to the operation of their businesses. Neither the Company nor any Subsidiary owns any real property.

                 (B) The Company and/or the Subsidiaries have good and marketable title to, and at the Effective Time the Company and/or the Subsidiaries will have good and marketable title to, all of the assets reflected in the Unaudited Financial Statements, including tangible personal property, except the assets and inventory disposed of since the date of such Unaudited Financial Statements in the ordinary course of business consistent with past practice, free and clear of all mortgages, liens, encumbrances, leases, equities, claims, charges, easements, rights-of-way, covenants, conditions and restrictions, except as set forth in SCHEDULE 3.6(B), and except for:

                      (I) liens, if any, for personal property taxes not delinquent; and

                     (II) mechanics' and other statutory liens securing payment of not more than $25,000 of indebtedness incurred in the ordinary and usual course of business subsequent to the date of the Unaudited Financial Statements for services rendered or goods furnished to the Company after that date.

                 (C) The Company makes no representation or warranty as to the office equipment (including computers) which comprises part of the tangible personal property of the Company and the Subsidiaries; and Acquiror and Acquisition understand that such items are being transferred "AS-IS" and "WHERE IS". All other items of tangible personal property of the Company and the Subsidiaries that are material to the operation of the business of the Company and the Subsidiaries are in good operating condition and repair (normal wear and tear excepted), and the Company's and the Subsidiaries' maintenance practices with respect to such other items conform in general to those customary in the industries in which the Company and the Subsidiaries operate.

                 (D) All of the buildings, fixtures and other real property improvements used in the Company's and the Subsidiaries' businesses are adequate for such use.

                 (E) SCHEDULE 3.6(E) attached hereto contains a description of all real property leased to, in the possession of, or used in the business of, the Company or any Subsidiary. True and complete copies of all real property leases and concessions have been delivered to the Acquiror by the Company.

                 (F) SCHEDULE 3.6(F) attached hereto sets forth a complete and accurate description of the following (herein "Intangible Personal Property"):

                      (I) each United States and foreign patent license, patent application, trade name, trademark, trade name and trademark registration, copyright, copyright registration and application for any other of the foregoing owned or used by the Company or any Subsidiary in the conduct of their businesses;

                     (II) a description of each material license, franchise and similar agreement or arrangement to which the Company or any Subsidiary is a party either as licensee or licensor for each such item of Intangible Personal Property; and

                    (III) a description of all confidential and material inventions, processes, designs and formulae owned by, in the possession of or used in the business of the Company or any Subsidiary; and

                     (IV) a description of all royalty and other similar agreements or arrangements to which the Company or any Subsidiary is a party or by which either is bound.

The Company or a Subsidiary is the owner of all right, title and interest in and to each item of such Intangible Personal Property and each other invention, process, design, formula, license, royalty arrangement, trade secret, know how and proprietary technique necessary for the conduct of the business of the Company and/or the Subsidiaries. The Company or a Subsidiary has the right and authority to use each item of Intangible Personal Property and each other invention, process, design, formula, license, royalty arrangement, trade secret, know how and proprietary technique necessary for the conduct of the business of the Company and/or the Subsidiaries; and such use does not conflict with, infringe upon or violate any patent, trademark, trade name, trademark or trade name registration, copyright, copyright registration or any pending application relating thereto of any other person, firm or corporation. There is no outstanding or, to the knowledge of the Company, threatened dispute or other disagreement with respect to any license or similar agreement used in the Company's or any Subsidiary's business. Neither the Company nor any Subsidiary has knowledge that any employee of the Company or any Subsidiary is obligated under any contract (including any license, covenant or commitment of any nature), or subject to any judgment, decree or order of any court or administrative agency (other than through a decree of divorce), that would materially interfere with the use of such employee's best efforts to promote the interests of the Company and the Subsidiaries or would conflict with their businesses as presently conducted. No prior employer of any employee of the Company or any of the Subsidiaries has any right to, or interest in, any inventions, improvements, discoveries or other information assigned to the Company or any of the Subsidiaries by such employee.

                 3.7 INSURANCE. SCHEDULE 3.7 attached hereto sets forth a summary description of insurance coverage covering the business and properties of the Company and each of the Subsidiaries, which description includes, among other things, the property covered and the insurer and the amount and period of coverage. There are no outstanding requirements or recommendations of any insurance company that issued any policy of fire or extended coverage insurance covering the properties of the Company or any of the Subsidiaries or by any Board of Fire Underwriters or other similar body exercising similar functions, or by any governmental authority exercising similar functions which require or recommend any repairs or other work to be done on or with respect to any of the properties insured in any of said policies. All of such policies of insurance are on an occurrence basis and will be in full force and effect immediately after the Effective Time.

                 3.8      CONTRACTS AND OTHER INSTRUMENTS.

                 (A) SCHEDULE 3.8(A) sets forth a list of each contract, license agreement, distributor agreement, purchase order, lease, license, indenture, commitment or mortgage, trust or other instrument, written or oral, including all amendments or modifications thereof, to which the Company or any Subsidiary is a party or by which any of their respective assets are bound, which requires future expenditures by the Company or any Subsidiary in excess of $25,000. The contracts, license agreements, distributor agreements, purchase orders, leases, licenses, indentures or commitments that are required to be identified in SCHEDULE 3.8(A) are referred to as the "Contracts." True and complete copies of each of the Contracts, or where they are oral, true and complete written summaries thereof, have been delivered to the Acquiror by the Company.

                 (B) Except as set forth in SCHEDULE 3.8(B) attached hereto, there has not been any breach of, nor has there occurred any default under any, Contract on the part of the Company or any Subsidiary or, to the knowledge of the Company, on the part of the other parties thereto, and no event has occurred which with the giving of notice or the lapse of time, or both would constitute a default under any Contract. Except as set forth in
SCHEDULE 3.8(B), no consent of any party to any Contract is required in order to permit the execution delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, nor will the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, result in a breach of any of the terms and provisions of, or constitute a default under, or conflict with, or result in a modification of, or give any third party the right to terminate, cancel, accelerate or increase the rate of interest payable under, any liabilities, obligations, rights or benefits under, any Contract of the Company or any Subsidiary.

                 (C) Set forth in SCHEDULE 3.8(C) attached hereto is a list of (i) each outstanding bid or proposal for a Contract and a description of and projected dollar value of each such bid or proposal; and (ii) the aggregate dollar amount of all outstanding claims against the Company or any Subsidiary or claims, which, to the knowledge of the Company, have been threatened against the Company or a Subsidiary, under each Contract presently or heretofore in effect (including, without limitation, claims for back charges, rebates, price reductions or settlements or for breaches of product warranties or for product liability for products manufactured or sold).

                 3.9      LABOR AND EMPLOYMENT AGREEMENTS.

                 (A) SCHEDULE 3.9(A) attached hereto contains a description of each plan, contract or arrangement (except those described in SECTION 3.10) under which fringe benefits (including, but not limited to, vacation plans or programs, sick leave plans or programs and related benefits) are afforded to employees of the Company or any of the Subsidiaries. Neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor agreement.

                 (B) SCHEDULE 3.9(B) attached hereto contains a description of each employment contract, including any severance arrangements, between the Company or any of the Subsidiaries and any of their employees, which the Acquiror agrees will become obligations of the Surviving Corporation.

                 (C) The Company and the Subsidiaries have withheld and paid to the appropriate governmental authorities or are withholding for payment not yet due to such authorities all amounts required to be withheld from their respective employees and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

                 (D) All accrued obligations of the Company and the Subsidiaries (whether arising by operation of law, by contract or past custom) for payments by the Company or any Subsidiary, to trusts or other funds or to any governmental agency with respect to unemployment compensation benefits, social security benefits or any other benefits for employees of the Company or any Subsidiary with respect to employment of those employees have been paid or adequate accruals therefor have been made in the Unaudited Financial Statements for obligations accrued through the date of such Unaudited Financial Statements, and in the books and records of the Company or any Subsidiary for obligations accruing after that date.

                 (E) All reasonably anticipated material obligations of the Company and the Subsidiaries (whether arising by operation of law by contract, by past custom or otherwise) for salaries, vacation and holiday pay, sick pay, bonuses and other forms of compensation payable to the officers, directors or other employees of the Company or any Subsidiary in respect of the services rendered by any of them have been paid or adequate accruals therefor have been made in the Unaudited Financial Statements for obligations accrued through the date of such Unaudited Financial Statements, and in the books and records of the Company and the Subsidiaries for obligations accruing thereafter.

                 3.10     EMPLOYEE BENEFIT PLANS.  Except as set forth in
SCHEDULE 3.10, neither the Company nor any of the Subsidiaries maintains or contributes to any "employee benefit plan" (as defined in SECTION 3(3) of the Employee Retirement Income Security Act of 1974, as amended). Except as set forth in SCHEDULE 3.9(B), neither the Company nor any of the Subsidiaries maintains or contributes to any retirement, termination, severance, benefit or other similar plans or agreements for employees and former employees of the Company or any of the Subsidiaries.

                 3.11 OFFICERS, DIRECTORS AND EMPLOYEES; COMPENSATION OF AND INDEBTEDNESS TO AND FROM OFFICERS, DIRECTORS, STOCKHOLDERS AND EMPLOYEES.

                 (A) SCHEDULE 3.11(A) attached hereto sets forth a true and complete list of the names of, the offices held by, and the compensation paid to, the officers, directors and employees of the Company and each of the Subsidiaries.

                 (B) Except as set forth on SCHEDULE 3.11(B), neither the Company nor any Subsidiary has any financial obligation or is otherwise indebted to any person who is an officer, director, stockholder or employee of the Company or any Subsidiary, or to any spouse, child or relative of any such person or to any entity controlled directly or indirectly by such person, in any amount whatsoever other than for compensation for services rendered since the start of the current pay period of the Company and the Subsidiaries generally utilized by their employees and for business expenses, nor is any director or stockholder of the Company or any Subsidiary, or any spouse, child or other relative of such person, indebted to the Company or any Subsidiary except for reimbursement of advances made in the ordinary course of business.

                 3.12 AGREEMENT NOT IN BREACH OF CERTAIN INSTRUMENTS. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate or conflict with any provision of the Articles of Incorporation or Bylaws of the Company or any Subsidiary or result in a breach of any of the terms and provisions of, or constitute a violation or default (or an event that with notice or lapse of time, or both, would constitute a default) under, or conflict with, (a) any Contract or permit to which the Company or any Subsidiary is or may be bound, except as set forth in SCHEDULE 3.8(B), (b) any judgment, decree, order or award of any court, governmental body or arbitrator to which the Company or any Subsidiary is a party, or (c) to the Company's knowledge, any law, rule or regulation applicable to the Company or any of the Subsidiaries.

                 3.13 REGULATORY APPROVALS. Other than the approval of the Merger and this Agreement by the Stockholders (as contemplated by SECTION 1.4), the filing of the Certificates as provided in SECTION 1.1(E), the receipt of the Fairness Clearance, and filing of any required blue sky filings, no consent, declaration, filing or approval or authorization of, or registration with, any federal, state, municipal or local governmental or regulatory authority or any other person is required in connection with the execution and delivery of this Agreement by the Company or the consummation of the transactions contemplated hereby by the Company.

                 3.14 ACCOUNTS AND NOTES RECEIVABLE. The accounts and notes receivable of the Company and the Subsidiaries existing on the date of the Unaudited Financial Statements arose, and those existing on the Closing Date will have arisen, out of sales in the ordinary course of business and represent bona fide indebtedness of the applicable account debtor.

                 3.15 INVENTORIES. The inventories set forth in the Unaudited Financial Statements have been valued in accordance with GAAP applied consistently with the most recent Audited Financial Statements. Physical adjustments since the date of the Unaudited Financial Statements have been correctly recorded in the ordinary course of business. The inventories of the Company and the Subsidiaries are usable in the ordinary course of business of the Company and the Subsidiaries (i.e., they are not obsolete) at a value that is no less than the value at which such inventories are carried by the Company, net of reserves for doubtful accounts and product returns properly recorded by the Company on the Unaudited Financial Statements. Except as set forth in
SCHEDULE 3.15, the inventory is adequate for the conduct of the business of the Company and the Subsidiaries and inventory levels are not in excess of normal operating requirements of the Company and the Subsidiaries.

                 3.16 NO UNDISCLOSED LIABILITIES. Except as and to the extent disclosed in SCHEDULE 3.16 and except:

                 (A) as and to the extent specifically reflected or reserved against in the Unaudited Financial Statements at the date thereof; or

                 (B) obligations incurred after the date of the Unaudited Financial Statements, in the ordinary and usual course of business in amounts and on terms consistent, with past practice;

neither Company nor any Subsidiary has any Liability, except for such Liabilities that would not in the aggregate have a Material Adverse Effect. "Liability" means any liability or obligation of any nature, whether direct, indirect, absolute, accrued, contingent or otherwise, and whether due or to become due (including, without limitation, any liability for Taxes and interest, penalties and other charges payable with respect to any such liability or obligation).

                 3.17 DISCLOSURE. Except as contemplated by or disclosed in this Agreement, and in SCHEDULE 3.17, there is no fact or circumstance within the knowledge of the Company that might reasonably result in any Material Adverse Effect. None of the statements or information contained in any of the representations, warranties or covenants of the Company set forth in this Agreement (including the Schedules and other certificates, agreements or other documents to be furnished hereunder) or in any other document or written statement furnished to the Acquiror by the Company contains or will contain any misstatement of a material fact or omission to state a material fact necessary to make the statements contained herein or therein not misleading.

                 3.18 BROKERAGE. Except as set forth in SCHEDULE 3.18, neither the Company, any Subsidiary, nor any Stockholder has dealt with any finder, broker, investment banker or financial advisor in connection with any of the transactions contemplated by this Agreement or the negotiations looking toward the consummation of such transactions which might as a result reasonably give rise to the obligation to pay a fee therefor.

                 3.19     AUTHORIZATION OF AGREEMENT.

                 (A) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of the Company, and no other proceedings on the part of the Company or the Stockholders are necessary, except for the approval of the Merger and this Agreement by the Stockholders (as contemplated by SECTION 1.4). By unanimous vote of the directors present at a meeting of the Company's board of directors (which meeting was duly called and held and at which a quorum was present at all times), the board of directors (i) approved and adopted this Agreement, including the Merger and the other transactions contemplated herein, and determined that the Merger is fair to the Stockholders and (ii) resolved to recommend approval and adoption of this Agreement, including the Merger and the other transactions contemplated herein, by the Stockholders.

                 (B) This Agreement and all other agreements herein contemplated to be executed in connection herewith by the Company have been (or upon execution will have been) duly executed and delivered by or for the benefit of the Company, and, assuming approval by the Stockholders, constitute binding obligations, enforceable in accordance with their respective terms.
The Company and the Stockholders are not, and immediately prior to the Effective Time each of the Company and each Stockholder will not be, a party to, subject to or bound by any provision of the Articles of Incorporation or Bylaws of the Company, or any agreement or judgment, order, writ, prohibition, injunction or decree of any court or other governmental body that would prevent the execution and delivery of, or the consummation of the transactions contemplated by, this Agreement and the Merger.

                 3.20 BANK ACCOUNTS. SCHEDULE 3.20 attached hereto contains an accurate and complete list of: (a) the names and addresses of each bank in which the Company or any Subsidiary has an account; (b) the account number of such accounts; and (c) the authorized signatories and balances (such balances being as of a date within five (5) days of the date hereof) for such accounts.


         4. REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR. The Acquiror represents and warrants to the Company as follows:

                 4.1 ORGANIZATION. The Acquiror and Acquisition are each duly organized and validly existing as corporations in good standing under the laws of their respective states of incorporation, each with the corporate power to own, lease and operate its properties and assets and to carry on its business in the manner in which such business is now being conducted. The Acquiror and Acquisition are each duly qualified to transact business, and each is in good standing, as foreign corporations where the character of their respective activities requires such qualification.

                 4.2 AUTHORITY. The Acquiror and Acquisition each have the requisite corporate power, and prior to the Effective Time will have taken all corporate action, necessary to execute, deliver and perform this Agreement. This Agreement and all other agreements herein contemplated to be executed by the Acquiror and/or Acquisition have been (or upon execution will have been) duly executed and delivered by the Acquiror or Acquisition, as the case may be, have been effectively authorized by all necessary corporate action on the part of the Acquiror and Acquisition and constitute (or upon execution will constitute) legal, valid and binding obligations of the Acquiror and Acquisition, enforceable against the Acquiror and Acquisition in accordance with their respective terms.

                 4.3 BROKERAGE. Neither the Acquiror nor any affiliate, director, officer or employee of the Acquiror has dealt with any finder or broker, in connection with any of the transactions contemplated by this Agreement or the negotiations looking toward the consummation of such transactions.

                 4.4 ISSUANCE OF COMMON STOCK. The issuance, sale and delivery of the shares of Common Stock as Merger Consideration, in accordance with this Agreement, have been, or will be on or prior to the Effective Date, duly authorized by all necessary corporate action on the part of the Acquiror, and the shares of Common Stock when so issued, sold and delivered at the Effective Time, by virtue of the Merger in accordance with the provisions of this Agreement, will be duly and validly issued, fully paid and nonassessable.

                 4.5 NO MATERIAL ADVERSE CHANGE. Since December 31, 1995, there has been no change which would have a material adverse effect on Acquiror's results of operations or its financial position taken as a whole.

                 4.6 ACQUIROR DISCLOSURE DOCUMENTS. Acquiror has furnished to the Company its Annual Report on Form 10-K and its Annual Report to Shareholders for the fiscal year ended June 30, 1995, its Proxy Statement dated October 5, 1995, and its Quarterly Reports on Form 10-Q for the periods ending September 30, 1995 and December 31, 1995 (such documents are collectively referred to herein as the "Disclosure Documents"). Each of such Disclosure Documents, at the time it was filed, complied in all material respects with all applicable requirements of the Exchange Act (as defined herein), and of the forms, rules and regulations of the SEC promulgated thereunder, and did not contain at the time filed any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.


         5. COVENANTS AND AGREEMENTS OF THE COMPANY. The Company covenants and agrees that it will comply with each of the covenants and agreements set forth in this SECTION 5.

                 5.1 ARTICLES OF INCORPORATION AND BYLAWS. Except as specifically required by this Agreement, the Company will not, without the prior written consent of the Acquiror, take any of the following actions or agree to take any of such actions:

                 (A) amend or otherwise change its Articles of Incorporation or Bylaws or any instrument similar in purpose and intent to them;

                 (B)      issue any shares of its capital stock;

                 (C) issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments under which any additional shares of the Company's capital stock may be authorized, issued or transferred from treasury;

                 (D) take any action that would make any of the representations and warranties in this Agreement untrue or incorrect; or

                 (E)      agree to do any of the acts listed above.

                 5.2 CORPORATE EXISTENCE AND RIGHTS. Except as specifically required by this Agreement, between the date hereof and the Effective Time, the Company will take all necessary actions to keep in full force and effect the corporate existence of the Company and each of the Subsidiaries and will cause the operations of the Company and the Subsidiaries to be conducted only according to their ordinary and usual course. Neither the Company nor any Subsidiary shall do, nor permit to be done, anything that is represented or warranted not to have occurred since the date of the Unaudited Financial Statements as represented in SECTION 3.3(C) hereof.

The Company shall make all reasonable efforts to preserve intact its and each of its Subsidiaries present business organization, keep available the services of the officers and employees of the Company and the Subsidiaries, and preserve the relationship of the Company and the Subsidiaries with customers, suppliers and others having business dealings with them, to the end that their businesses shall not be materially impaired at the Closing. The Company and each of the Subsidiaries shall maintain their respective records and books of account in a manner that fairly and correctly reflects their income, expenses, assets and liabilities in accordance with past practice. The Company shall not permit any of its Subsidiaries to (i) issue any shares of any such Subsidiary's capital stock or (ii) issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments under which any additional shares of any such Subsidiary's capital stock may be authorized, issued or transferred from treasury.

                 5.3 TRANSACTIONS AFFECTING BUSINESS AND PROPERTIES OF THE COMPANY. Except as specifically required by this Agreement, between the date hereof and the Closing Date, neither the Company nor any Subsidiary will make any single capital commitment in excess of $20,000, or $100,000 in the aggregate, without the prior written approval of the Acquiror, nor will the Company or any Subsidiary incur any indebtedness for money borrowed other than borrowings in the ordinary course of business consistent with past practice, declare, set aside or pay any dividend or make any other distribution regarding their outstanding securities, or do any act other than in the ordinary course of business consistent with past practice, or mortgage or otherwise encumber, voluntarily or involuntarily, presently or prospectively, any of its assets or properties, without the prior written approval of the Acquiror. Neither the Company nor any Subsidiary shall agree, without the prior written consent of the Acquiror, to any adverse modification of the terms of any document or contractual arrangement or to prepay or incur additional material obligations to any person, whenever effective.

                 5.4 NEGOTIATIONS. The Company agrees not to, and shall cause the Company's officers, directors and affiliates (as such term is defined in the regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) and its representative, Broadview Associates, L.P., not to, take any action, including, without limitation, the solicitation of proxies from other stockholders of the Company or voting of the Shares, which could impede, or adversely effect the likelihood of, the consummation of the Merger, or otherwise directly or indirectly make, solicit, initiate, participate in or otherwise encourage the submission of any proposal or offer from any person (including, without limitation, any of the directors, officers, stockholders or employees of the Company or any of its Subsidiaries) relating to any liquidation, dissolution, recapitalization, reorganization, merger, consolidation or the acquisition of all or a material portion of the assets of, or any equity interest in, the Company or any of its Subsidiaries or any other similar transaction or business combination involving the Company or any of its Subsidiaries, other than the Merger (an "Alternative Transaction") and shall not, and shall cause the Company's officers, directors and affiliates and its representative, Broadview Associates, L.P., not to, directly or indirectly, participate in any negotiations or discussions regarding, or furnish any information with respect to, or otherwise cooperate in any way in connection with, or assist or participate in, facilitate or encourage, any effort or attempt to effect or seek to effect, any Alternative Transaction with or involving any person other than Acquiror or an affiliate of Acquiror.

                 5.5 ACCESS AND INFORMATION BEFORE THE CLOSING. Between the date hereof and the Effective Time, the Company and the Subsidiaries will afford to the Acquiror and the Acquiror's counsel, accountants and other representatives reasonable access to all of the properties, books, contracts and records of the Company and the Subsidiaries and will furnish the Acquiror and the Acquiror's counsel, accountants and other representatives with all information, including copies of books, contracts and records, concerning the affairs of the Company and the Subsidiaries, which Acquiror may reasonably request. The Acquiror shall use all reasonable precautions to cause all such information regarding the Company to be treated as confidential and will not use such information in a manner detrimental to the Company, provided that the foregoing shall not apply to information to the extent that:

                 (A) it was known by the Acquiror or one of its affiliates when received;

                 (B) it is or thereafter becomes lawfully obtainable from other sources; or

                 (C) it is necessary or appropriate to disclose the same to a regulatory authority having jurisdiction over the Company or the Acquiror or an affiliate of the Acquiror or as otherwise required by law; and provided, further, that the Acquiror shall have no liability under this section unless such prohibited use resulted from its negligence or willful misconduct; and provided, further, that this obligation to maintain the confidentiality of such information as it relates to the Company shall cease upon the Closing. If the transactions contemplated by this Agreement are not consummated for any reason whatsoever, the Acquiror will return to the Company upon request all documents containing or reflecting such information that was furnished to them by the Company.

                 5.6 CURRENT INFORMATION. The Company will advise the Acquiror in writing as promptly as possible of:

                 (A) the occurrence of any event that renders any of the representations or warranties of the Company set forth herein materially inaccurate;

                 (B) the awareness of the Company that any representation or warranty of the Company set forth herein was not accurate in all material respects when made; and

                 (C) the failure of the Company to comply with or accomplish any of the covenants or agreements set forth herein in any material respect.

The Company will also provide the Acquiror promptly on becoming available copies of all material operating and financial reports prepared by or for the normal conduct of business of the Company.

                 5.7 CORPORATE APPROVALS. The Company will promptly take all further action required, if any, to obtain the approval of the board of directors and Stockholders of the

Company to this Agreement and to the transactions contemplated hereby, and will advise the Acquiror when such approvals have been obtained.

                 5.8 CONSENTS. The Company shall use its best efforts to procure all consents, approvals or waivers that must be obtained by any of the Stockholders, any of the Subsidiaries or the Company and which are necessary for completion of the transactions described herein, including using all reasonable efforts to obtain all required consents of any governmental agency or body issuing any permits, licenses or other governmental authorizations affecting the Company or any of the Subsidiaries or their businesses or properties, so that the Surviving Corporation may continue to operate the business and properties of the Company and the Subsidiaries without interruption following the Effective Time.

                 5.9 CONTRACTS. Between the date hereof and the Closing Date, the Company will not and will not allow any Subsidiary to, without the prior written consent of the Acquiror, amend or allow to be amended in any material respect or consent to the termination of any Contract, agreement, instrument, purchase order, warranty, bid or proposal, whether written or oral to which it or a Subsidiary is a party, or enter into or become a party to or submit any bid or proposal for any contract, agreement, instrument, arrangement, purchase order or commitment with any customer of the Company or a Subsidiary under which:

                 (A) the value of services to be performed by the Company or a Subsidiary or the cost of goods to be sold by the Company or a Subsidiary will exceed $100,000; or

                 (B) the reasonably anticipated costs and expenses of the Company or a Subsidiary will exceed its anticipated receipts by more than $5,000 in any one case or more than $25,000 in the aggregate.

                 5.10 INSURANCE. Between the date hereof and the Effective Time, the Company and each of the Subsidiaries shall continue in force its existing insurance policies.

                 5.11 TERMINATION OF AGREEMENTS. The Company shall cause each stockholder agreement, registration rights agreement or employment agreement of any kind between the Company, on the one hand, and any officer, director, stockholder or employee, on the other hand, to be terminated without liability to the Company effective as of the Closing Date.

                 5.12 AGREEMENTS OF AFFILIATES. The Company agrees to cause each officer, director or stockholder of the Company which may be deemed an affiliate (the "Affiliated Stockholders") to enter into an Agreement of Affiliate substantially in the form attached hereto as EXHIBIT H (collectively, "Agreements of Affiliates") prior to the Effective Time. The Affiliated Stockholders shall be those stockholders of the Company who are set forth in
SCHEDULE 5.12 hereto.

                 5.13 EMPLOYMENT AGREEMENTS. The Company shall cause Douglas Richard, John Halloran, Frank Wuts and Matt Staker (each a "Management Employee") to enter into Employment Agreements with the Acquiror, substantially in the forms of the agreements attached hereto as EXHIBIT C-1, C-2 C-3 AND C-4, respectively, and incorporated herein by reference, which shall be executed and delivered at the Closing, providing for the employment by the Acquiror of such person and providing that such person shall not compete with the Acquiror or the Company or any affiliate of the Acquiror or the Company for a period of time after the Closing Date, all as set forth in such agreement.

                 5.14 FAIRNESS CLEARANCE. Prior to the Closing Date, the Company shall have cooperated fully with Acquiror in helping Acquiror procure from the Securities Division of the California Department of Corporations all such consents and approvals as are necessary, in the opinion of special California counsel for the Company, to avail Acquiror of the exemption from registration specified in SECTION 3(A)(10) of the Securities Act of 1933, as amended (the "Act"), with respect to the Merger Consideration.

                 5.15 NO DEFAULT. Neither the Company nor any Subsidiary shall do any act or omit to do any act, or permit any act or omission to act which will cause a breach of any contract, agreement or commitment of the Company or any Subsidiary which could have a Material Adverse Effect and the Company and the Subsidiaries shall maintain in full force and effect all permits, licenses and authorizations which are material to the condition (financial and otherwise), assets, liabilities, properties, business and results of operations of the Company and the Subsidiaries.

                 5.16 COMPLIANCE WITH LAWS. The Company and its Subsidiaries shall duly comply with all laws applicable to them and their properties, business, operations and employees, except to the extent that any such noncompliance would not have a Material Adverse Effect.

                 5.17 CONSENTS. The Company agrees to use its best efforts to take, or cause to be taken, all action, and to do or cause to be done all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, and shall refrain from any action that would materially impair the likelihood of the consummation of the Merger and the transactions contemplated by this Agreement. In particular, the Company shall use its best efforts to obtain as soon as practicable, and, in any event, prior to the Closing Date, all consents, authorizations, orders and approvals required in connection with, and waivers of violations, breaches and defaults that may be caused by, the consummation of the Merger and the other transactions contemplated by this Agreement, and to make all declarations, filings and registrations, required to be obtained or made by it pursuant to any law, regulation, order, agreement or instrument prior to consummating the transactions contemplated hereby, whether any such consent, waiver, authorization or approval, or such declaration, filing or registration, is to be obtained from or made with private parties or governmental or regulatory authorities. The Company hereby agrees not to take any action that may materially and adversely affect the obtaining of any such consent, waiver, authorization or approval.

                 5.18 VISUAL WORLDS DEVELOPMENT. Prior to the Effective Time, the Company shall use its reasonable efforts to cause Jerry Northern, Chuck Cardin and Alex McCoy (each a "VWD Shareholder"), who own in the aggregate 20% of the issued and outstanding capital stock of Visual Worlds Development Corporation ("VWD"), to enter into an exchange agreement, in form reasonably acceptable to Acquiror, whereby the VWD Shareholders shall exchange their capital stock of VWD for an aggregate number of shares of Common Stock of not more than (i) 10,000 multiplied by (ii) the Conversion Ratio.

         6. COVENANTS AND AGREEMENTS OF THE ACQUIROR. The Acquiror covenants and agrees with the Company as follows:

                 6.1 CURRENT INFORMATION. The Acquiror will advise the Company in writing as promptly as possible, but in any event prior to the Closing, of:

                 (A) the occurrence of any event that renders any of the representations or warranties of the Acquiror set forth herein materially inaccurate;

                 (B) the awareness of the Acquiror that any representation or warranty of the Acquiror, set forth herein was not accurate in all material respects when made; and

                 (C) the failure of the Acquiror to comply with or accomplish any of the covenants or agreements set forth herein in any material respect.

                 6.2 CONSENTS. The Acquiror shall use its best efforts to obtain the Fairness Clearance. In addition, the Acquiror shall use its best efforts to procure all other consents, approvals or waivers that must be obtained by the Acquiror and that are necessary for completion of the transactions described herein.

                 6.3 EMPLOYMENT AGREEMENTS. The Acquiror shall enter into Employment Agreements with each of the Management Employees, substantially in the forms of the agreements attached hereto as EXHIBIT C-1, C-2 C-3 AND C-4, respectively, and incorporated herein by reference, which shall be executed and delivered at the Closing (but which shall be effective as of the Effective
Time), providing for the employment by the Acquiror of such person and providing that such person shall not compete with the Acquiror or the Company or any affiliate of the Acquiror or the Company for a period of time after the Closing Date, all as set forth in such agreement.

                 6.4      SALES UNDER RULE 145 IF APPLICABLE.

                          (A)     Acquiror will comply with the reporting
requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the Effective Time.

                          (B)     Upon being informed in writing by any
Affiliated Stockholder that such person intends to sell any shares of Common Stock acquired in the Merger under Rule 145, Acquiror will promptly certify in writing to such person that it has been subject to the reporting requirements of the Exchange Act for at least 90 days and it has filed all of the reports required to be filed by it under the Exchange Act to enable such person to sell such person's Common

Stock acquired in the Merger under Rule 145 (or will inform such person in writing that it has not filed such reports). Acquiror will further supply such person with any information in its possession which he may reasonably request in connection with any such proposed sale.

                          (C)     If any of the certificates representing any
Common Stock acquired in the Merger is presented to Acquiror's transfer agent for registration of transfer in connection with any sale theretofore made under paragraph (d) of Rule 145, provided such certificate is duly endorsed for transfer or accompanied by a duly executed stock power and is accompanied by an opinion of counsel reasonably satisfactory to Acquiror that such transfer has complied with the requirements of Rule 145, Acquiror will promptly instruct its transfer agent to register such transfer and to issue one or more new certificates free of any stop transfer order or restrictive legend.

                 6.5 LISTING. Acquiror shall file an application with The Nasdaq Stock Market to list the Common Stock to be issued in the Merger and shall use its best efforts to cause such application to be approved prior to the Effective Time and to comply in all material respects with the requirements of The Nasdaq Stock Market.

                 6.6 CONSENTS. Acquiror agrees to use its best efforts to take, or cause to be taken, all action, and to do or cause to be done all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, and shall refrain from any action that would materially impair the likelihood of the consummation of the Merger and the transactions contemplated by this Agreement. In particular, the Acquiror shall use its best efforts to obtain as soon as practicable, and, in any event, prior to the Closing Date, all consents, authorizations, orders and approvals required in connection with, and waivers of violations, breaches and defaults that may be caused by, the consummation of the Merger and the other transactions contemplated by this Agreement, and to make all declarations, filings and registrations, required to be obtained or made by it pursuant to any law, regulation, order, agreement or instrument prior to consummating the transactions contemplated hereby, whether any such consent, waiver, authorization or approval, or such declaration, filing or registration, is to be obtained from or made with private parties or governmental or regulatory authorities. Acquiror hereby agrees not to take any action that may materially and adversely affect the obtaining of any such consent, waiver, authorization or approval.

                 6.7 SPLITS, ETC.. Prior to the Effective Time, Acquiror shall not authorize or effectuate any stock split, stock dividend or recapitalization with respect to the Common Stock.

                 6.8 REPAYMENT OF CERTAIN LOANS. Promptly following the Effective Time, Acquiror will repay all amounts outstanding under the loans and other debt arrangements specified in SCHEDULE 6.8 hereto; provided, however, that the aggregate amounts outstanding under all such loans shall not exceed the aggregate outstanding balance thereof as of the date of this Agreement (the "Specified Loan Amount") without the prior written approval of Acquiror; further provided, if Acquiror shall fail to so approve indebtedness in excess of the Specified

Loan Amount, the consequences thereof on the business and financial condition of the Company shall not be deemed a Material Adverse Effect under this Agreement.

                 6.9 VISUAL WORLDS DEVELOPMENT. Prior to the Effective Time, Acquiror shall use its reasonable efforts to enter into an exchange agreement with the VWD Shareholders on the terms specified in SECTION 5.18.

         7. CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Merger and to make the deliveries contemplated at the Closing shall, in addition to the conditions set forth elsewhere herein, be subject to satisfactory completion on or prior to the Closing Date of each of the following conditions, any of which may be waived by the Company:

                 7.1 CORRECTNESS OF REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Acquiror contained in this Agreement shall have been true and correct on the date hereof and shall be true and correct on the Closing Date with the same effect as if made on the Closing Date, and the Acquiror shall have executed and delivered to the Company at Closing a certificate to that effect.

                 7.2 PERFORMANCE OF COVENANTS AND AGREEMENTS. All of the covenants and agreements of the Acquiror contained in this Agreement and required to be performed by the Acquiror before the Closing Date shall have been performed in all respects, and the Acquiror shall have executed and delivered to the Stockholders at Closing a certificate to that effect.

                 7.3 OPINION OF COUNSEL FOR ACQUIROR. The Company shall have received an opinion of counsel from Jenkens & Gilchrist, a Professional Corporation, counsel for the Acquiror, in form and substance reasonably satisfactory to the Company and dated the Closing Date, substantially in the form of EXHIBIT D hereto. In rendering such opinion, counsel may rely upon certificates of public officials and upon certificates of officers of the Acquiror as to factual matters and on opinions of other counsel of good standing whom such counsel believes to be reliable as to matters with respect to which the laws of jurisdictions other than Texas are applicable, provided that all such certificates and opinions of other counsel shall be delivered to the Company along with such counsel's opinion.

                 7.4 ADDITIONAL CLOSING DOCUMENTS. The Acquiror shall have delivered to the Company at or prior to the Closing such documents (including a certificate of officers of the Acquiror) as the Company and its counsel may reasonably request in order to enable the Company to determine whether the conditions to their obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

                 7.5      NO LEGAL BAR.

                 (A) There shall not have been instituted or threatened any legal proceeding seeking to prohibit the consummation of the transactions contemplated by this Agreement or to obtain substantial damages with respect thereto.

                 (B) None of the parties hereto shall be prohibited by any law, order, writ, injunction or decree of any governmental body of competent jurisdiction from consummating the transactions contemplated by this Agreement, and no action or proceeding shall then be pending that questions the validity of this Agreement, any of the transactions contemplated hereby or any action that has been taken by any of the parties or any corporate entity, in connection herewith, or in connection with any of the transactions contemplated hereby.

                 7.6 APPROVAL BY THE STOCKHOLDERS. The Merger shall have been approved by the Stockholders in accordance with the CCC and the Company's Articles of Incorporation.

                 7.7 LISTING. The Nasdaq Stock Market shall have approved the listing, subject to official notice of issuance, of the Common Stock to be issued in the Merger.

                 7.8 FAIRNESS CLEARANCE. The Fairness Clearance shall have been obtained.


         8. CONDITIONS TO OBLIGATIONS OF ACQUIROR. The obligations of the Acquiror to consummate the Merger and to make the deliveries contemplated at the Closing shall, in addition to conditions set forth elsewhere herein, be subject to the satisfactory completion on or prior to the Closing Date of each of the following conditions, any of which may be waived by the Acquiror:

                 8.1 CORRECTNESS OF REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Company contained in this Agreement shall have been true and correct on the date hereof and shall be true and correct in all respects on the Closing Date with the same effect as if made on the Closing Date, and the Company shall have executed and delivered to the Acquiror at Closing a certificate of an officer of the Company to that effect.

                 8.2 PERFORMANCE OF COVENANTS AND AGREEMENTS. All of the covenants and agreements of the Company contained in this Agreement and required to be performed on or before the Closing Date shall have been performed in all respects, and the Company shall have delivered to the Acquiror at Closing a certificate of the Company to that effect.

                 8.3 OPINION OF COUNSEL FOR THE COMPANY. The Acquiror shall have received an opinion of counsel from Oppenheimer, Blend, Harris & Tate, Inc., counsel for the Company, in form and substance reasonably satisfactory to the Acquiror and dated the Closing Date, and substantially in the form of EXHIBIT E-1 hereto. The Acquiror shall also have received an opinion of counsel from Troop, Meisinger, Steuber & Pasich, LLP, special California counsel for the Company, in form and substance reasonably satisfactory to the Acquiror and dated the closing date, and substantially in the form of EXHIBIT E-2 hereto. In rendering such opinions, counsel may rely upon certificates of public officials and upon certificates of officers of the Company as to factual matters and on opinions of other counsel of good standing, whom such counsel believes to be reliable, provided that all such certificates and opinions of other counsel shall be delivered to the Acquiror along with such counsel's opinion.

                 8.4 ADDITIONAL CLOSING DOCUMENTS. The Company shall have delivered to the Acquiror at or prior to the Effective Time such additional documents as the Acquiror and its counsel may reasonably request in order to enable the Acquiror to determine whether the conditions to its obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

                 8.5      NO LEGAL BAR.

                 (A) There shall not have been instituted or threatened any legal proceeding seeking to prohibit the consummation of the transactions contemplated by this Agreement or to obtain substantial damages with respect thereto.

                 (B) None of the parties hereto shall be prohibited by any law, order, writ, injunction or decree of any governmental body of competent jurisdiction from consummating the transactions contemplated by this Agreement and no action or proceeding shall then be pending that questions the validity of this Agreement, any of the transactions contemplated hereby or any action that has been taken by any of the parties in connection herewith or in connection with any of the transactions contemplated hereby.

                 8.6 MATERIAL ADVERSE EFFECT. Since the date of the Unaudited Financial Statements, there shall have been no Material Adverse Effect.

                 8.7 THIRD-PARTY CONSENTS AND APPROVALS. The Company shall have obtained the consents and approvals of third parties set forth in EXHIBIT F hereto.

                 8.8 APPROVAL BY THE STOCKHOLDERS. The Merger shall have been approved by the Stockholders in accordance with the CCC and the Company's Articles of Incorporation.

                 8.9 LISTING. The Nasdaq Stock Market shall have approved the listing, subject to official notice of issuance, of the Common Stock to be issued in the Merger.

                 8.10 DISSENTERS. Persons holding not more than 10% of the issued and outstanding shares of the Company's common stock shall have perfected their dissenters' appraisal rights pursuant to the CCC with respect to the Merger prior to the Closing Date.

                 8.11 FAIRNESS CLEARANCE. The Fairness Clearance shall have been obtained.

                 8.12 POOLING LETTER. Acquiror shall have received a letter from Arthur Andersen LLP, in form reasonably acceptable to Acquiror, to the effect that the transactions contemplated by this Agreement will be accounted for as a "pooling of interests" under GAAP.

                 8.13 AFFILIATE AGREEMENTS. The Company shall have delivered to Acquiror the Agreements of Affiliates called for by SECTION 5.12.

         9.      ESCROW OBLIGATIONS.

                 9.1      ESCROW.

                          (A)     Subject to the other provisions of this
SECTION 9, Acquiror, the Surviving Corporation, and their respective affiliates, directors, and officers, and their respective successors and assigns (collectively, "Acquiror Persons") shall be entitled to recover from the Escrow Fund (as defined in SECTION 9.2) all Damages (as defined below) which any such Acquiror Person may suffer or incur to the extent of and by reason of any matter specified in SECTION 9.1(D). For purposes hereof, the term "Damages" shall mean any and all claims, losses, damages and expenses (including, without limitation, settlement costs and any reasonable legal or other expenses for investigating or defending any actions or threatened actions) incurred by Acquiror Persons in connection with or as a result of each and all of the matters specified in SECTION 9.1(D).

                          (B)     Acquiror shall not be required to (i) proceed
against any person or entity, (ii) proceed against or exhaust any collateral or security or any part thereof, or (iii) pursue any other remedy in its power.

                          (C)     The rights of Acquiror Persons referred to in
SECTION 9.1(A) shall only apply to Damages properly claimed hereunder by any of the Acquiror Persons prior to the earlier of (i) the date of completion by Acquiror of its audit for the fiscal year ending June 30, 1996 (as evidenced by the date of the report of the Acquiror's independent public accountant thereon which should for all purposes be deemed the date of completion of such audit) or (ii) one year from the Effective Time (the "Escrow Period").

                          (D)     The Escrow Fund shall provide the exclusive
recovery to the Acquiror Persons with respect to any and all Damages incurred by the Acquiror, the Surviving Corporation, or any of the Acquiror Persons in connection with or as a result of each and all of the following matters:

                      (I) Any breach of any representation or warranty of the Company contained herein or in any instrument delivered at the Closing by the Company pursuant to this Agreement; and

                     (II) The breach of any covenant, agreement or obligation of the Company contained in this Agreement or any other instrument contemplated by this Agreement;

                    (III)(A) Any failure on the part of the Company to discharge a liability for payment of Taxes relating to periods preceding the Closing Date and which result in Damages to Acquiror or the Surviving Corporation; and (B) any tax filing or Return made, or position taken by the Company or the Stockholders with respect to such tax filings or returns, which any governmental authority challenges and which results in Damages to the Acquiror or the Surviving Corporation.

                 9.2      ESCROW FUND.   At the Effective Time, the Escrow
Shares shall be issued in the name of Exchange Agent, as escrow agent (the "Escrow Agent"), and shall be deposited with the Escrow Agent, such deposit to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth herein and in the Escrow Agreement to be signed by all parties thereto, the form of which is attached as EXHIBIT G hereto. Upon compliance with the terms hereof, Acquiror Persons shall be entitled to obtain relief from the Escrow Fund for all Damages covered by the provisions of SECTION 9.1 hereof.

                 9.3 EXISTENCE OF ESCROW FUND. The Escrow Fund shall remain in existence until the later of (i) the end of the Escrow Period or (ii) resolution of all claims made by any of the Acquiror Persons against the Escrow Fund prior to the expiration of the Escrow Period.

                 9.4 PROTECTION OF ESCROW FUND. The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat the Escrow Fund as a trust fund in accordance with the terms of this Agreement and not as the property of Acquiror, and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof and of the Escrow Agreement.

                 9.5      DISTRIBUTIONS; VOTING.

                 (A) Any cash dividends, dividends payable in securities or other distributions of any kind, and any interest earned on the Escrow Fund shall remain in the Escrow Fund and shall constitute, and be distributed as, part of the Escrow Fund.

                 (B) The Escrow Agent shall have voting rights with respect to the Escrow Shares and other voting securities held in the Escrow Fund so long as such Escrow Shares or other voting securities are held in the Escrow Fund. The Escrow Agent shall be required to vote the shares held in escrow in accordance with the instructions of the Committee (as defined in SECTION 9.7).


                 9.6      CLAIMS UPON ESCROW FUND.

                 (A) Upon receipt by the Escrow Agent on or before the last day of the Escrow Period of a certificate signed by the Chief Executive or Chief Financial Officer of Acquiror (an "Officer's Certificate"):

                          (I) stating that an Acquiror Person has paid or properly accrued in accordance with GAAP Damages in an aggregate stated amount to which such party is entitled to payment from the Escrow Fund pursuant to this Agreement, and

                          (II)    specifying in reasonable detail the
                 individual items of Damages included in the amount so stated, the date each such item was paid or properly accrued, and the nature of the claim to which such item is related, the Escrow Agent shall, subject to the provisions of SECTION 9.7 hereof, deliver to the Acquiror Person out of the Escrow Fund, as promptly as practicable, the number of shares of Common Stock or amount of other assets held in the Escrow Fund to compensate the Acquiror Person for or against such Damages.

         Notwithstanding any other provision of this SECTION 9, Acquiror Persons shall not be entitled to make a claim against the Escrow Fund unless and until the aggregate Damages incurred by Acquiror Persons for all such claims exceed $20,000 (the "Floor"), and in the event that such Damages exceed the Floor, Acquiror Persons shall be entitled to make such claims only to the extent which such Damages exceed the Floor.

                 (B) For the purposes of this SECTION 9, each share of Common Stock in the Escrow Fund shall be valued at an amount equal to the average closing sale price per share of the Common Stock on the Nasdaq Stock Market as reported in The Wall Street Journal for the 15 trading days preceding the Closing Date.

                 9.7 OBJECTIONS TO CLAIMS. At the time of delivery of an Officer's Certificate to the Escrow Agent, the Escrow Agent shall deliver a duplicate copy of such certificate to each Stockholder and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery of Common Stock or other property pursuant to SECTION 9 hereof unless the Escrow Agent shall have received written authorization from the committee for the Stockholders consisting of up to three (3) persons ("Committee") chosen by the Stockholders holding at least a majority of the Percentage Interests of the Stockholders as of the date hereof and identified to the Acquiror in writing at least three (3) business days prior to the Closing Date, and also any successors as chosen by Stockholders holding at least a majority of the Percentage Interests of the Stockholders on the Closing Date, to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of the Common Stock or other property in the Escrow Fund in accordance with SECTION 9.6 hereof, provided that no such payment or delivery may be made if the Committee shall object in a written statement executed by a majority of the members of the Committee to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

                 9.8 RESOLUTION OF CONFLICTS. If the Committee shall object in writing to the payment to the Acquiror Persons in respect of any claim or claims made in any Officer's Certificate, the Committee and Acquiror shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims within sixty (60) days after objection by the Committee. If the Committee and Acquiror should so agree on a claim, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. If the Committee and Acquiror should fail to agree on a claim within such sixty (60) day period, then they shall submit the matter for resolution pursuant to the rules of the American Arbitration Association. Such arbitration will be (i) held before a panel of three (3) arbitrators, one selected by Acquiror, one selected by the Committee and one selected by mutual agreement of the Committee and Acquiror,
(ii) held in Phoenix, Arizona and (iii) will be submitted to such panel for a hearing within thirty (30) days after the end of the sixty (60) day period specified above. The Escrow Agent shall be entitled to rely on any such memorandum and distribute the Common Stock or other property from the Escrow Fund in accordance with the terms thereof.

                 9.9 DISTRIBUTION UPON TERMINATION OF ESCROW PERIOD. Promptly following termination of the Escrow Period, the Escrow Agent shall (i) deliver to the Stockholders all of the assets of the Escrow Fund (other than shares of Common Stock), pro rata based upon their respective Percentage Interests as of the Closing Date and (ii) surrender the shares of Common Stock then in the Escrow Fund to Acquiror and direct Acquiror to reissue and deliver to the Stockholders, pro rata based upon their respective Percentage Interests on the Closing Date, all of the Common Stock in the Escrow Fund, in each ease in excess of any amount of such Common Stock or other assets sufficient, in the reasonable judgment of Acquiror, to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore properly delivered to the Escrow Agent. As soon as any such claim is resolved, the Escrow Agent shall deliver to the Stockholders such Common Stock or other property remaining in the Escrow Fund and not required to satisfy such claims. Acquiror covenants to promptly cause such shares of Common Stock to be reissued and distributed to the Stockholders according to the instructions of the Escrow Agent.

                 9.10     COMMITTEE; POWER OF ATTORNEY.

                 (A) The Committee (acting pursuant to the affirmative agreement of a majority of the members thereof) shall be appointed and constituted agent and attorney-in-fact by each Stockholder, for and on behalf of such Stockholder: to execute the Escrow Agreement; to give and receive notices and communications; to authorize delivery to Acquiror of Common Stock from the Escrow Fund in satisfaction of claims by Acquiror; to object to such deliveries; to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts and awards of arbitrators with respect to such claims; and to take all actions necessary or appropriate in the judgment of the Committee for the accomplishment of the foregoing. Any member of the Committee may resign upon thirty (30) days notice to the parties to this Agreement. Such Committee member may be replaced by the Stockholders from time to time upon not less than five (5) days' prior written notice to Acquiror. No bond shall be required of the Committee, and the Committee members shall receive no compensation for their services except as provided in SECTION 9.10(B). Notice or communications to or from the Committee shall constitute notice to or from each of the Stockholders.

                 (B) No member of the Committee shall be personally liable for his or her service in such capacity to Acquiror, the Surviving Corporation or the Stockholders, for any act done or omitted hereunder as a Committee member while acting in good faith. The Stockholders shall jointly and severally indemnify each Committee member and hold each Committee member harmless against, any loss, liability or expense incurred without bad faith on the part of the Committee member and arising out of or in connection with the acceptance or a administration of the Committee member's duties hereunder.

                 9.11 ACTIONS OF THE COMMITTEE. A decision, act, consent or instruction of the Committee (acting on the affirmative agreement of a majority of the members thereof) shall constitute a decision of all the Stockholders, and shall be final binding and conclusive upon each of the Stockholders, and the Escrow Agent and Acquiror may rely upon any decision, act, consent or instruction of the Committee as being the decision, act, consent or instruction of each and all of the Stockholders. The Escrow Agent and Acquiror are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Committee. Although the Committee shall not be obligated to obtain instructions from the Stockholders prior to any decision, act, consent or instruction, if, and to the extent that, the Committee receives any written instructions from a majority in number of the Stockholders, the Committee shall comply with such instructions and such instruction shall be binding as if unanimously given by all Stockholders even if some such dissent thereto.

                 9.12     ESCROW AGENT'S DUTIES.

                 (A) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein or in the Escrow Agreement and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the written advice of counsel shall be conclusive evidence of such good faith.

                 (B) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto, the Committee or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

                 (C) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

                 (D) The Escrow Agent shall not be liable for the outlawing of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

         10.     TERMINATION OF AGREEMENT.

                 10.1 EVENTS OF TERMINATION. This Agreement may be, by written notice given prior to the Effective Time in the manner hereinafter provided, terminated and the Merger shall be abandoned (and, subject to SECTION
10.2 and SECTION 11.8 hereof, this Agreement shall be of no further force or effect between the parties hereto, except as to liabilities for misrepresentation, breach or default in connection with any warranty, representation, covenant, duty or obligation given, occurring or arising prior to the date of termination and abandonment):

                 (A) MISREPRESENTATION, BREACH OR FAILURE BY THE COMPANY. By the Acquiror, at Acquiror's election, if any of the conditions precedent to its obligation to close stated in SECTION 8 have not been fulfilled or waived by the scheduled Closing Date, or if there has been any misrepresentation or breach of or failure to satisfy timely on the part of the Company any condition or any warranty, representation or agreement contained herein, if such breach or failure is not cured within fifteen (15) business days after receipt of notice from the Acquiror.

                 (B) MISREPRESENTATION BY THE ACQUIROR. By the Company, at the Company's election, if any of the conditions precedent to its obligations to close stated in SECTION 7 have not been fulfilled or waived by the scheduled Closing Date, or if there has been any misrepresentation or breach of or failure to satisfy timely on the part of the Acquiror any condition or any material warranty, representation or agreement contained herein, if such breach or failure is not cured within fifteen (15) business days of receipt of notice from the Company.

                 (C) EXPIRATION OF TIME. By either the Company, on the one hand, or the Acquiror, on the other hand, if the Closing shall not have taken place by May 31, 1996; provided, however, that neither the Company nor the Acquiror shall be entitled to terminate this Agreement pursuant to this
SECTION 10.1(C) if such party is in material breach of this Agreement at such time.

                 (D)      STOCK PRICE.

                 (i) By the Acquiror, upon written notice to the Company, if the Average Closing Price (as defined below) of the Common Stock is more than $16.50; provided, however, that Acquiror shall not have the right to terminate this Agreement pursuant to this SECTION 10.1(D)(I) if, prior to the Closing Date, the Company notifies Acquiror that it is willing to consummate the Merger with a Conversion Ratio equal to the number calculated by (A) dividing (x) $16.50 multiplied by the Acquiror Share Number by (y) the Average Closing Price ((x) divided by
         (y) being referred to herein as the "Adjustment Figure I"), and then
         (B) dividing the Adjustment Figure I by the number of Shares outstanding at the Effective Time ("Adjusted Conversion Price I"), and if the Company shall so notify Acquiror, the Conversion Ratio shall automatically become the Adjusted Conversion Price I. As used in this
         SECTION 10.1(D), the term "Average Closing Price" shall mean the average closing price per share of the Common Stock on The Nasdaq Stock Market as reported in The Wall Street Journal for the fifteen
         (15) trading days (or such fewer trading days as have expired) prior to the date that is two (2) calendar days prior to the Closing Date.

                 (ii) By the Company, upon written notice to the Acquiror, if the Average Closing Price of the Common Stock is less than $11.00; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this SECTION

         10.1(D)(II) if, prior to the Closing Date, Acquiror notifies the Company that it is willing to consummate the Merger with a Conversion Ratio equal to the number calculated by (A) dividing (x) $11.00 multiplied by the Acquiror Share Number by (y) the Average Closing Prices ((x) divided by (y) being referred to herein as the "Adjustment Figure II") and then (B) dividing the Adjustment Figure II by the number of Shares outstanding at the Effective Time ("Adjusted Conversion Price II"), and if Acquiror shall so notify the Company, the Conversion Ratio shall automatically become the Adjusted Conversion Price II.

                 (E) By either Acquiror or the Company, if at the Special Meeting (including any adjournments thereof) this Agreement and the Merger shall fail to be approved and adopted by the Stockholders in accordance with the CCC and the Company's Articles of Incorporation.

                 10.2 BREAKUP FEE. Notwithstanding any provision in this Agreement to the contrary, in the event that Acquiror terminates this Agreement pursuant to SECTION 10.1(A) solely due to the fact that the condition precedent specified in SECTION 8.12 has not been satisfied and such failure to satisfy such condition precedent arose from any action taken by the Acquiror or any of its affiliates that is inconsistent with accounting for the Merger as a pooling under GAAP or if the structure or terms of the transaction is not consistent with accounting for the Merger as a pooling under GAAP, Acquiror shall, promptly following the effectiveness of such termination, pay to the Company, by check or wire transfer, a fee (the "Breakup Fee") of $100,000 (in addition to any other amounts due to the Company pursuant to SECTION 11.8 hereof). Without limiting the generality of the foregoing, if this Agreement is terminated by Acquiror pursuant to SECTION 10.1(A) solely due to the fact that the condition precedent specified in SECTION 8.12 has not been satisfied and such failure to satisfy such condition precedent arose from any action taken by the Company or any of its affiliates that is inconsistent with accounting for the Merger as a pooling under GAAP, no such Breakup Fee shall be due by Acquiror to the Company, irrespective of the termination of this Agreement.

         11.     MISCELLANEOUS PROVISIONS.

                 11.1 CONSTRUCTION. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

                 11.2 NOTICES. All notices and other communications called for or contemplated hereunder shall be in writing and shall be deemed to have been duly given when delivered to the party to whom addressed or when sent by telecopy, telegram, telex or wire (if promptly confirmed by registered or certified mail, return receipt requested, prepaid and addressed) to the parties, their successors in interest, or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

         If to the Acquiror:      Micrografx, Inc.
                                  1303 Arapaho Road
                                  Richardson, Texas 75081
                                  Attn:  Mr. Greg Peters
                                  Facsimile:  214-994-6026

         With copies to:          Jenkens & Gilchrist, a Professional
                                  Corporation
                                  1445 Ross Avenue
                                  Suite 3200
                                  Dallas, Texas 75202
                                  Attn:  L. Steven Leshin, Esq.
                                  Facsimile:  214-855-4300\

         If to the Company
         or the Committee:        Visual Software, Inc.
                                  21731 Ventura Boulevard
                                  Woodland Hills, California 91364
                                  Attn:  Mr. Doug Richard
                                  Facsimile:  818-593-3750

         With copies to:          Oppenheimer, Blend, Harris & Tate, Inc.
                                  711 Navarro, Suite 600
                                  San Antonio, Texas 78205
                                  Attn:  Bruce Mitchell, Esq.
                                  Facsimile:  210-224-7540

                 11.3 ASSIGNMENT. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof nor any of the documents executed in connection herewith may be assigned by any party without the consent of the other parties; provided, however, that the rights of Acquisition under this Agreement shall be vested in the Surviving Corporation at and after the Effective Time. Nothing contained herein, express or implied, is intended to confer upon any person or entity other than the parties hereto and their successors in interest and permitted assignees any rights or remedies under or by reason of this Agreement unless so stated herein to the contrary.

                 11.4 AMENDMENTS AND WAIVERS. No breach of any covenant, agreement, warranty or representation shall be deemed waived unless expressly waived in writing by the party who might assert such breach. No waiver of any right hereunder shall operate as a waiver of any other right or of the same or a similar right on another occasion. This Agreement and all Exhibits and Schedules hereto may be modified only by a written instrument duly executed by the parties hereto and authorized as provided herein. This Agreement and the Exhibits hereto may be amended with the approval of the respective boards of directors of the Company and Acquisition, at any time prior to the filing of the Certificates as provided in SECTION 1.2(G) hereof; provided that, except as specifically provided for in this Agreement as of the date of its original execution, no amendment shall (a) alter or change the amount or kind of consideration to be received in the Merger by the holders of any class or series of any capital stock of the Company, (b) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of any capital stock of the Company, unless, in any such case described in clauses (a) and (b), such alteration or change is approved by stockholders holding a majority of the shares of such class or series.

                 11.5 SURVIVAL. The representations and warranties set forth herein shall survive the Closing until the later of (i) the end of the Escrow Period and (ii) the resolution of all claims made against the Escrow Fund pursuant to SECTION 9 hereof, except that no representation or warranty shall survive beyond the end of the Escrow Period unless Acquiror shall have properly made a claim with respect thereto prior to the end of the Escrow Period and then the representations and warranties shall survive beyond the end of the Escrow Period only with respect to such claim.

                 11.6 ATTORNEYS' FEES. In the event that any action or proceeding, including arbitration, is commenced by any party hereto for the purpose of enforcing any provision of this Agreement, the parties to such action, proceeding or arbitration may receive as part of any award, judgment, decision or other resolution of such action, proceeding or arbitration their costs and reasonable attorneys' fees as determined by the person or body making such award, judgment, decision or resolution. Should any claim hereunder be settled short of the commencement of any such action or proceeding, including arbitration, the parties in such settlement shall be entitled to include as part of the damages alleged to have been incurred reasonable costs of attorneys or other professionals in investigation or counselling on such claim.

                 11.7 BINDING NATURE OF AGREEMENT. The Agreement includes each of the Schedules and Exhibits that are referred to herein or attached hereto, all of which are incorporated by reference herein. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective executors, heirs, legal representatives, successors and assigns.

                 11.8 EXPENSES. Except with respect to the obligations set forth in SCHEDULE 3.18, the costs and expenses and the professional fees and disbursements incurred by the Company in connection herewith shall be borne by Acquisition; provided, however, that such costs, expenses and fees shall not exceed in the aggregate $175,000. The obligations set forth in SCHEDULE 3.18, but only up to such amounts disclosed in SCHEDULE 3.18, shall also be borne by Acquisition. The costs and expenses of the Acquiror, including the legal fees and disbursements of Jenkens & Gilchrist, a Professional Corporation, shall be borne by the Acquiror. Notwithstanding the foregoing, should either party terminate this Agreement prior to the Closing pursuant to SECTION 10.1, all costs and expenses incurred in connection with the transactions contemplated by the Agreement shall be paid by the party incurring such expenses, except that Acquiror agrees to pay all fees and expenses of special California counsel related to obtaining, or attempting to obtain, the Fairness Clearance, including the applicable filing fee necessary to make application for the Fairness Clearance.

                 11.9 ENTIRE AGREEMENT. Except for the two confidentiality agreements, dated February 12, 1996 and February 12, 1996, executed by the parties hereto, this Agreement contains the entire understanding of the parties with respect to the subject matter hereof, supersedes all prior agreements and understandings relating to the subject matter hereof.

                 11.10 SEVERABILITY. Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

                 11.11 COUNTERPARTS. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

                 11.12 PUBLIC ANNOUNCEMENTS. The Acquiror and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to an agreement among the Company and the Acquiror as to the content of any such press release, except as may be required by law.

                 11.13 SECTION HEADINGS. The headings of each Section, subsection or other subdivision of this Agreement are for reference only and shall not limit or control the meaning thereof.

                 11.14 KNOWLEDGE. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of the person making such representation or warranty, it means to the actual or constructive knowledge of such person's directors, corporate officers and other management personnel. For purposes hereof, (i) the term "other management personnel" when used in the context of the Company shall be deemed to mean Kevin Bromber, David Whitewood, John Halloran, Douglas Richard, Matt Staker and Frank Wuts, and (ii) a person shall be deemed to have constructive knowledge of information only if such person should have reasonably known the information in performing his or her employment duties.

                 11.15 INDEMNIFICATION OF DOUG RICHARD AND GIRWOOD FINANCE CORPORATION. From and after the Effective Time, Acquiror shall indemnify and hold Doug Richard and Girwood Finance Corporation harmless from all claims, losses, damages and expenses (including attorney fees) incurred by either of them, if any, arising out of the guaranty of obligations the Company or any of its subsidiaries under any of the following: (i) Inventory Supply Agreement, dated July 14, 1995 by and between Rand McNally Media Services, Inc. and Visual Software, Inc.; (ii) Office Building Lease, dated April 1, 1992, between Woodland Park Office Building, as landlord, and Visual Software, Inc., as successor to Visual Technology Incorporated; and (iii) Mastercard facility of up to L.25,000 sterling for sales made by Visual Software (UK).

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

                                        MICROGRAFX, INC.


                                        By:  /s/ GREGORY A. PETERS
                                            ------------------------------------
                                        Name:   Gregory A. Peters
                                              ----------------------------------
                                        Title:  Chief Financial Officer
                                               ---------------------------------


                                        VISUAL SOFTWARE ACQUISITION, INC.


                                        By:  /s/ GREGORY A. PETERS
                                            ------------------------------------
                                        Name:   Gregory A. Peters
                                              ----------------------------------
                                        Title:  Vice President
                                               ---------------------------------


ATTEST:                                 VISUAL SOFTWARE, INC.


                                        By:  /s/ JOHN HALLORAN
                                            ------------------------------------
/s/ DOUGLAS RICHARD                     Name:  John Halloran
- --------------------------------              ----------------------------------
Secretary of the Company                Title:  President
                                               ---------------------------------